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                                                                    EXHIBIT 99.1

         DECEMBER 2, 2004, INVESTOR FREQUENTLY ASKED QUESTIONS AND ANSWERS

         FROM TIME TO TIME, INVESTOR RELATIONS WILL PROVIDE FAQS ON VARIOUS TOPICS OF INTEREST TO INVESTORS. THE FOLLOWING IS A COMPILATION OF FREQUENTLY ASKED QUESTIONS AND ANSWERS.

Q WHAT IS THE OUTLOOK FOR THE GROSS MARGIN? WHAT IS THE EXPECTED IMPACT OF THE BAYER AGREEMENT ON GROSS MARGIN?

A The company anticipates that the gross margin will continue to be impacted by the company's product sales mix, production volumes and increased spending associated with our compliance efforts.

         Looking forward, the Bayer transaction will have an unfavorable impact on our gross margin, as we will pay a substantial royalty of greater than 50 percent to Bayer on the U.S. sales of AVELOX, CIPRO and ADALAT.

Q WHAT IS THE IMPACT OF THE BAYER AGREEMENT ON SELLING, GENERAL AND ADMINISTRATIVE EXPENSES?

A Looking forward, we plan to integrate about 800-900 Bayer sales representatives into Schering-Plough in the 2004 fourth quarter. As a result, we expect our sales force costs to increase accordingly.

Q        WHAT IS YOUR REACTION TO THE APPROVAL OF THE HOMELAND INVESTMENT ACT?

A        The President signed the American Jobs Creation Act into law on October
         22. This law, which included the important Homeland Investment Act, promises to benefit the U.S. economy and foster job creation. For Schering-Plough, the company is pleased that it may enable us to access cash held overseas at a lower tax rate and strengthen our domestic operations here in the United States.

Q ONCE YOU HAVE REPATRIATED THE OVERSEAS FUNDS, WHAT DO YOU INTEND TO DO WITH THE MONEY?

A Before any dividends from foreign subsidiaries can be provided to the domestic parent company, the legislation requires that companies prepare a domestic reinvestment plan. Until the law can be fully analyzed and a proper reinvestment plan has been prepared and approved by senior management, it would be premature to speculate on how the repatriated funds might be spent.

         In addition, there is little official guidance on the specific allowable uses of the repatriated earnings. We are currently assessing the legislation's potential application for Schering-Plough.
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Q        WHAT WERE SALES OF ZETIA AND VYTORIN IN THE 2004 THIRD QUARTER?

A Global cholesterol franchise sales, which include ZETIA and VYTORIN, totaled $344 million in the 2004 third quarter compared with sales of $137 million in 2003.

         Global sales of ZETIA in the 2004 third quarter were $294 million, including $256 million in U.S. sales. This compares to 2003 third quarter global ZETIA sales of $137 million.

         Global sales of VYTORIN in the 2004 third quarter were $50 million, of which $42 million came from the U.S. VYTORIN was launched in the U.S. during the 2004 third quarter.

Q        DOES SCHERING-PLOUGH HAVE INVENTORY MANAGEMENT AGREEMENTS WITH ITS
         WHOLESALERS?

A Schering-Plough recently put in place inventory management programs with certain key customers. Our goal is to maintain a consistent supply of products to the wholesaler, retailer, and patient to fill true demand. We will continue to closely monitor our supply chain and trade inventory levels to ensure this goal is met.

Q WHAT WILL BE THE IMPACT GOING FORWARD OF THE MANDATORY CONVERTIBLE PREFERRED STOCK DIVIDEND?

A On Aug. 10, 2004, Schering-Plough issued 28.75 million shares of 6 percent mandatory convertible preferred stock with a face value of $1.4 billion. The mandatory conversion date of the shares is Sept. 14, 2007. The preferred stock accrues dividends at an annual rate of 6 percent on shares outstanding.

         As a result, the company will make an after-tax payment of approximately $86 million ($0.06 per share) each year for the preferred stock dividend, assuming no conversions take place, until the mandatory conversion in September 2007. This dividend payment will accrue on a quarterly basis and thus, lower net income available to common shareholders.
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Q        WHAT IS THE STATUS OF YOUR CONSENT DECREE OBLIGATIONS? HAVE YOU
         COMPLETED THE BULK OF THE WORK REQUIRED?

A As of September 30, 2004 we have completed 142 of 212 significant steps and 20 of 33 validation actions - and so far our teams have met this unprecedented challenge without incurring any payments for missed deadlines. We plan to continue to work diligently toward completing these deadlines on time; however, we will not sacrifice quality work in order to meet a deadline.

         While we have completed a large portion of our work, it is important to note that the fourth quarter is still a steep part of the compliance curve.

         In addition, the Consent Decree contains a sunset provision that permits the Company to petition the Court to dissolve the Decree if, during any five year period following the entry of the Decree (May 20, 2002), FDA has not notified the Company that there has been a significant violation of FDA law, regulations, or the Decree. If these conditions are satisfied, the Decree states that FDA will not oppose the Company's petition. The earliest the Company would be in a position to submit such a petition would be May, 2007 (five years after the entry of the Decree).

         Note: The total number of significant steps and validation actions has been revised from year-end 2003 to account for certain product discontinuations and/or outsourcing to third-party manufacturers.

Q        HAVE THERE BEEN ANY CHANGES TO YOUR PRODUCT PIPELINE?

A Schering-Plough from time to time updates public information about its products in development, also known as its "Product Pipeline." The information, updated as of November 2004, is available on the Schering-Plough Web site at www.schering-plough.com under "investor relations/investor publications".

         Schering-Plough undertakes no obligation to update the information in the future, and readers should note the date of information when referring to the product pipeline or other historical information available on the Web site.

         The following is a summary of the recent changes to the Schering-Plough Product Pipeline:

         PHASE II

         New to this phase is the PDE 5 Inhibitor as a treatment for erectile dysfunction.

         PHASE III

         REMICADE

         Two new indications have been added to this phase: juvenile idiopathic arthritis and pediatric Crohn's disease.

         NDA/HRD FILED

         U.S. and international regulatory submissions have been accepted as filed for TEMODAR as a treatment of gliomas, a form of brain cancer. The U.S. FDA has granted a priority review.

         JNDA FILED

         A new JNDA Filed section has been added to the Product Pipeline to track company regulatory filings of key products in Japan.

         As previously disclosed, ZETIA for monotherapy treatment of high cholesterol was filed in Japan in the 2003 fourth quarter.


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         DISCLOSURE NOTICE: This Investor FAQ contains "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, including the outlook for our gross margin and the potential impacts of implementation of the strategic agreement with Bayer. Forward-looking statements relate to expectations or forecasts of future events and not to historical information. Schering-Plough does not assume the obligation to update any forward-looking statement. There are no guarantees about what our gross margin will be in the future, the impacts of the strategic agreement or the performance of Schering-Plough stock or Schering-Plough's business. Actual results may vary materially from forward-looking statements made here or in other Schering-Plough written or spoken communications due to many factors and uncertainties, which include the market acceptance of ZETIA in Japan, trade buying patterns for Schering-Plough products and Bayer products covered by the strategic agreement (together, "products"), the introduction and performance of competitive products, legislation that may impact the pricing/ availability of the products and other items impacting Schering-Plough, the pharmaceutical industry, and business generally, all as discussed in Schering-Plough's Securities and Exchange Commission filings, including the 10-Q filed October 28, 2004.